EXHIBIT 10.52

AMENDED AND RESTATED

SECRETED PROTEIN DEVELOPMENT AND COLLABORATION AGREEMENT

BETWEEN

DELTAGEN, INC., AND NUVELO, INC.

This Amended and Restated Secreted Protein Development and Collaboration Agreement (“Restated Agreement”) is made and entered into as of the Effective Date (defined below), by and between Deltagen, Inc., a Delaware corporation (hereinafter referred to as “Deltagen”), and Nuvelo, Inc., a Nevada corporation, as successor in interest to Hyseq, Inc. (hereinafter referred to as “Nuvelo”), with reference to the following facts and recitals. Deltagen and Nuvelo are referred to collectively hereinafter as the “Parties,” and individually as a “Party.”

RECITALS

A.	Deltagen commenced a Chapter 11 case (“Chapter 11 Case”) on June 27, 2003, under title 11 of the United States Code. The Chapter 11 Case is presently pending in the United States Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”) under Case No. 03-31906 (DM).

B.	Deltagen and Nuvelo are parties to a Secreted Protein Development and Collaboration Agreement, dated as of October 9, 2001 (including any schedules and exhibits, and as amended or supplemented from time to time, the “Collaboration Agreement”).

C.	Under the Collaboration Agreement, the Parties granted each other certain licenses under their respective intellectual property rights to collaborate on the discovery and research of certain genes encoding for secreted proteins that may have potential as commercial drug and therapeutic products.

D.	On or about March 3, 2003, pursuant to Sections 2.1.3 and 4.2 of the Collaboration Agreement, the Parties designated 161 Project Genes (hereinafter, the “Project Genes”) for further analysis and study under the Development Program established by the Collaboration Agreement.

E.	Prior to the commencement of the Chapter 11 Case, Deltagen discontinued further activities under the Development Program, including the generation of new Project Knock-Out Mice and further First Pass Phenotypic Analysis with respect to existing Project Knock-Out Mice.

F.	Deltagen has attempted to maintain those Project Knock-Out Mice in existence as of the date it discontinued its activities under the Development Program, and has further attempted to preserve other Technical Information related to the current state of the Development Program.

G.	The Parties desire to settle the disputes that have arisen between them as a result of the commencement of the Chapter 11 Case by relieving and releasing each other of any further obligations under the Collaboration Agreement and by providing for an equitable and orderly division of the currently available Technical Information, and physical embodiments thereof, generated in connection with the activities previously conducted by the Parties under the Development Program.

H.	The Parties further desire to amend and restate the Collaboration Agreement in order to specifically set forth the surviving terms of, and surviving licenses under, the Collaboration Agreement.

NOW THEREFORE, for and in consideration of the mutual promises herein contained, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, each intending to be legally bound, hereby agree to amend and restate the Collaboration Agreement as follows:

AGREEMENT

1.	Effectiveness. The obligations of the Parties set forth in this Restated Agreement are conditioned and contingent upon: (i) acceptance by Nuvelo of the Embodiments and other Technical Information and materials set forth in Exhibit B (“Acceptance”), and (ii) the approval of this Restated Agreement by the Bankruptcy Court. Acceptance shall be deemed to have occurred when Nuvelo (or its designated agent or shipper) takes physical possession of the Embodiments and other Technical Information and materials at Deltagen’s premises. This Restated Agreement shall be effective on the first business day following the date of entry of a final, non-appealable order of the Bankruptcy Court (“Approval Order”) authorizing Deltagen to enter into and implement this Restated Agreement. The date upon which this Restated Agreement becomes effective in accordance with this Section 1 is referred to in this Restated Agreement as the “Effective Date.” Deltagen will take, and Nuvelo will cooperate and assist with, the appropriate steps to seek the approval of this Restated Agreement by the Bankruptcy Court. In the event the Effective Date does not occur, this Restated Agreement shall be deemed null and void, nothing contained in this Restated Agreement shall be deemed a waiver or an admission of any rights, obligations, claims or defenses by or against any Party in any further proceedings involving the Collaboration Agreement, and this Restated Agreement shall not be admitted into evidence in any such proceeding.

2.	Restatement of the Collaboration Agreement. This Restated Agreement amends and restates the Collaboration Agreement in its entirety. For the purposes of this Restated Agreement, all references in the Collaboration Agreement to Hyseq, Inc. shall be treated as references to Nuvelo. Upon the Effective Date, neither Party shall have any obligation, right, license, duty or liability of any kind whatsoever to or from the other Party under, resulting from or arising out of the Collaboration Agreement (including without limitation any obligation, right, license, duty or liability that was intended to survive the termination or expiration of the Collaboration Agreement), except for those obligations, rights, licenses and duties expressly set forth in this Restated Agreement. The Parties acknowledge that, on the Effective Date, the Development Program shall be deemed completed and neither Party shall be obligated to perform any additional services, analyses or obligations, or make any additional payments, under the Collaboration Agreement. Any capitalized terms not defined in this Restated Agreement have the meaning established for them in the Collaboration Agreement, but any obligation, right, license, duty or liability of any kind whatsoever of either Party incorporated into or otherwise associated with any such definition in the Collaboration Agreement shall not be incorporated into this Restated Agreement unless any such obligation, right, license, duty or liability is expressly incorporated into this Restated Agreement.

3.	Treatment of Project Genes.

(a)	Project Genes. The Parties acknowledge that as of the date of commencement of the Chapter 11 Case there were 161 Project Genes in the Development Program. A list of the Project Genes is attached hereto as Exhibit A. The Parties agree that the identity of the Project Genes is confidential and shall be subject to the restrictions under Section 15 of this Restated Agreement.

(b)	Division of Project Genes. The Parties acknowledge that Nuvelo may have priority under the Nuvelo Patents to 92 of the 161 Project Genes (the “Priority Targets”). The Parties acknowledge that Nuvelo has provided Deltagen with a list of the Priority Targets. Nuvelo represents that, to its actual knowledge, the list of Priority Targets is current as of July 25, 2003, and reflects the application of the method by which Nuvelo made the determination of possible priority. The Parties intend to divide the Project Genes so that upon the Allocation Date: (i) Nuvelo will have, as to Deltagen, all right, title and interest in and to 115 of the Project Genes, any of which may be Priority Targets (collectively, the “Nuvelo Genes”); and (ii) Deltagen will have, as to Nuvelo, all right, title and interest in and to 46 of the Project Genes, any of which may be Priority Targets (collectively, the “Deltagen Genes”). The Parties agree that the identity of the Nuvelo Genes and the Deltagen Genes is confidential and shall be subject to the restrictions under Section 15 of this Restated Agreement.

(c)	Allocation Process. As soon as practicable following the signature date of this Restated Agreement, but in no event later than the 5th day following the Effective Date, the Parties shall convene (either in person or telephonically) to allocate the Project Genes between them in sequential selection rounds as follows: (i) Round 1: Nuvelo shall select three (3) of the Project Genes; (ii) Round 2: Deltagen shall select one (1) of the Project Genes; (iii) Round 3: Nuvelo shall select two (2) of the Project Genes; (iv) Round 4: Deltagen shall select one (1) of the Project Genes; and (v) Rounds 1 through 4 will be repeated until all remaining Project Genes have been selected by the Parties. Upon completion of the allocation process, Nuvelo will promptly set forth in writing the results of the allocation, and both Nuvelo and Deltagen shall sign and date the writing as an acknowledgement of the allocation. The date of the signing of this written acknowledgment is referred to in this Restated Agreement as the “Allocation Date.” If the Embodiments and other Technical Information and materials set forth in Exhibit

B relating to a particular Nuvelo Gene are materially damaged or destroyed before Acceptance, then Nuvelo is entitled to exchange such damaged or destroyed Nuvelo Gene for a Deltagen Gene at an equivalent stage of development.

4.	Treatment of All Other Genes. With respect to any other gene sequence submitted under the Collaboration Agreement:

(a)	any of Nuvelo’s rights under the Nuvelo Patents or Nuvelo Know-How related solely to any such gene sequence shall return to Nuvelo, and such rights shall not be subject to any further restrictions or licenses of any kind; and

(b)	any of Deltagen’s rights under the Deltagen Knock-out Technology related solely to any such gene sequence shall return to Deltagen, and such rights shall not be subject to any further restrictions or licenses of any kind.

5.	Licenses.

(a)	Nuvelo. As of the Effective Date and subject to the terms and conditions of this Restated Agreement, Deltagen grants to Nuvelo a worldwide, royalty-free, fully paid up, perpetual, non-exclusive license, including the right to grant sublicenses (which sublicenses may include the right to grant further sublicenses) under the Deltagen Knock-Out Technology and the Deltagen Project Intellectual Property solely to perform the following activities:

(i)	to analyze and use any Nuvelo Gene and any derivative thereof;

(ii)	to use, make, create, generate, produce, breed, test and conduct research and development relating to: (a) any Nuvelo Gene or (b) any Project Murine Gene or Project Knock-Out Mouse associated with a Nuvelo Gene; and

(iii)	to develop, make, have made, use, distribute, offer for sale, import, export and sell products that contain as an active ingredient a Nuvelo Gene, a protein encoded by such Nuvelo Gene (or portion thereof), or an agonist or antagonist (including without limitation, antisense, antibodies and small molecules) of a protein encoded by any Nuvelo Gene.

(b)	Deltagen. As of the Effective Date and subject to the terms and conditions of this Restated Agreement, Nuvelo grants to Deltagen a worldwide, royalty-free, fully paid up, perpetual, non-exclusive license, including the right to grant sublicenses (which sublicenses may include the right to grant further sublicenses) under the Nuvelo Patents, the Nuvelo Know-How and the Nuvelo Project Intellectual Property solely to perform the following activities:

(i)	to analyze and use any Deltagen Gene and any derivative thereof;

(ii)	to use, make, create, generate, produce, breed, test and conduct research and development relating to: (a) any Deltagen Gene or (b) any Project

Murine Gene or Project Knock-Out Mouse associated with a Deltagen Gene; and

(iii)	to develop, make, have made, use, distribute, offer for sale, import, export and sell products that contain as an active ingredient a Deltagen Gene, a protein encoded by such Deltagen Gene (or portion thereof), or an agonist or antagonist (including without limitation, antisense, antibodies and small molecules) of a protein encoded by any Deltagen Gene.

(c)	Sublicensees. Any sublicensees of any rights granted to either Party under this Restated Agreement must expressly agree to be bound by the terms and conditions of this Restated Agreement.

(d)	Limitation. Nuvelo acknowledges that its use of Project Knock-Out Mice is limited to research purposes, including, but not limited to, the discovery, development or commercialization of therapeutic or diagnostic products. Nuvelo further acknowledges that it is not authorized to transfer such mice except for the transfer of such mice under a material transfer agreement between Nuvelo and a Nuvelo collaborator, provided that such agreement states that the work is limited to the foregoing research purposes and that the Nuvelo collaborator shall not transfer such mice to a third party.

6.	Embodiments and Other Deliverables. For purposes of this Restated Agreement, “Embodiments” means any and all physical embodiments of any of the Nuvelo Genes in Deltagen’s possession as of the Allocation Date in their then-current stage of development. Deltagen will make available for Nuvelo’s review and Acceptance, at Nuvelo’s sole discretion, the Embodiments and the other Technical Information and materials set forth in Exhibit B (to the extent such information and materials are currently available and locatable). Nuvelo will take possession of the Embodiments and other Technical Information and materials at Deltagen’s place of business at 1031 Bing Street, San Carlos, CA. Nuvelo will be responsible for the associated shipping and handling costs, from 1031 Bing Street, for the Embodiments and the other Technical Information and materials set forth in Exhibit B. Following the provision of the Embodiments, Technical Information and materials to Nuvelo, Deltagen will not be required to further maintain or preserve any copy of the Embodiments and the other Technical Information and materials set forth in Exhibit B.

7.	Consulting Services. Commencing on the date of signature of this Restated Agreement and continuing for 3 months after the Effective Date, Deltagen shall provide to Nuvelo, at no cost or expense to Nuvelo, up to 40 hours of consulting services from one or more Deltagen scientists that are reasonably knowledgeable concerning the Embodiments and the other Technical Information and materials set forth in Exhibit B. The times for such services will be reasonably acceptable to the consulting scientist(s).

8.	No Royalty or Third Party Licenses or Obligations. Each Party shall be solely responsible for all of its own contractual obligations to Third Parties, financial or otherwise. Each Party is fully responsible for obtaining any Third Party licenses necessary to practice the licenses granted under this Restated Agreement. Notwithstanding anything to the contrary in this Restated Agreement or any definitions incorporated into this Restated Agreement from the Collaboration Agreement, neither Party grants to the other Party any rights, licenses or sublicenses to Third Party technology under this Restated Agreement. Each Party shall not seek reimbursement from the other Party for any costs relating to contractual obligations to or claims by third parties or related to acquiring rights from Third Parties.

9.	No Joint Intellectual Property. The Parties acknowledge and agree that no Joint Project Intellectual Property was generated under the Collaboration Agreement.

10.	Accounting. The Parties acknowledge that, as of the Effective Date, no amounts are due and payable from, or refundable to, either Party under the Collaboration Agreement.

11.	General Release. Upon the Effective Date, Deltagen, on the one hand, and Nuvelo, on the other hand, for and in consideration of the execution and performance of the terms of this Restated Agreement, hereby release each other and their respective parents, subsidiaries, affiliates, directors, officers, agents, employees and attorneys from any and all debts, claims, liabilities, obligations, damages and causes of action, including claims for attorneys’ fees, costs, and other expenses of litigation, whether now known or unknown, liquidated or unliquidated, fixed or contingent, arising prior to the Effective Date. It is the intention of the Parties in executing this Restated Agreement that the foregoing release shall be effective as a full and final accord and satisfaction and release of all claims, debts, rights and obligations between Deltagen and Nuvelo that arose under the Collaboration Agreement. Accordingly, each Party waives the benefit of the provisions of California Civil Code § 1542 (or any similarly applicable statute) which provides as follows: A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. Nuvelo agrees to withdraw any proofs of claim filed in the Chapter 11 Case.

12.	Warranty Disclaimer. EXCEPT AS SET FORTH IN SECTION 21(B), NEITHER PARTY MAKES ANY WARRANTIES UNDER THIS RESTATED AGREEMENT AND EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. ALL EMBODIMENTS ARE PROVIDED “AS-IS, WHERE-IS, WITH ALL FAULTS,” WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, THAT THE USE OF ANY EMBODIMENTS WILL NOT INFRINGE, MISAPPROPRIATE OR OTHERWISE CONFLICT WITH ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY OTHER PERSON.

13.	Exclusion of Liability. EXCEPT WITH RESPECT TO ANY LIABILITY ARISING UNDER SECTION 15, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR LOST PROFITS, COST OF COVER, OR ANY SPECIAL, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING UNDER OR PURSUANT TO THIS RESTATED AGREEMENT, EVEN IF A PARTY OR AN

AUTHORIZED REPRESENTATIVE OF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF, SHOULD HAVE KNOWN OF, OR COULD REASONABLY HAVE PREVENTED, SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THE TERMS OF THIS SECTION 13 REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS RESTATED AGREEMENT AND THAT THE PARTIES WOULD NOT ENTER INTO THIS RESTATED AGREEMENT WITHOUT THIS LIMITATION OF LIABILITY.

14.	No Indemnity. For purposes of this Section 14, the following terms shall have the following meaning: (a) “Loss” means any cost, loss, settlement, award, judgment, liability, damage (including incidental and consequential damages) and expense (including attorneys’ fees), and (b) “Claim” means any Third Party claim, demand, action or proceeding. The Parties acknowledge and agree that neither Party to this Restated Agreement has any obligation, or liability, to indemnify the other Party for any Loss arising from any Claim arising under, out of or related to this Restated Agreement.

15.	Confidentiality.

(a)	During the term of this Restated Agreement and for 3 years thereafter, neither Deltagen nor Nuvelo shall use for any purpose other than the purposes set forth in this Restated Agreement or reveal or disclose to any Third Party (other than to an employee, officer, director, agent, affiliate, contractor, assignee or sublicense of any Party hereunder bound by obligations of confidentiality and non-use no less stringent that the terms and conditions set forth in this Section 15) information and materials disclosed by, or obtained from, the other Party (whether before or during the Term), and which is marked “Confidential” or for information or materials disclosed or obtained orally or otherwise in a non-written form, which is described or summarized in a writing identified as “Confidential” and forwarded to the other Party within 30 days of such disclosure (“Confidential Information”), without first obtaining the written consent of the other Party, except: (i) as required by law or court order (subject to prior notification to the other Party and seeking redaction and confidential treatment where available); (ii) as required in connection with any filings made, or by the disclosure policies of a stock exchange or other governmental or regulatory body, such as the Food and Drug Administration or the United States Patent and Trademark Office (subject to prior notification to the other Party and seeking redaction and confidential treatment where available); and (iii) as otherwise permitted under this Restated Agreement. Nuvelo may disclose the Nuvelo Genes (but not the Deltagen Genes) at any time in its sole discretion and Deltagen may disclose the Deltagen Genes (but not the Nuvelo Genes) at any time in its sole discretion. Deltagen may file this Restated Agreement with the Bankruptcy Court in connection with its request for entry of the Approval Order.

(b)	The obligations of confidentiality and non-use set forth in Section 15(a) shall not apply to information which: (i) is or becomes a matter of public knowledge, through no fault of the receiving Party; (ii) is already rightfully in the possession of the receiving Party without an obligation of confidentiality at the time of disclosure, as reasonably evidenced by the receiving Party; (iii) is disclosed non-confidentially to the receiving Party by a Third Party having lawful possession of such information and the right to do so; or (iv) is subsequently and independently developed by employees, contractors or Affiliates of the receiving Party without reference to or knowledge of the Confidential Information disclosed, as reasonably evidenced by the receiving Party. The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

16.	Press Releases. If a Party to this Restated Agreement desires to issue a press release regarding the existence of this Restated Agreement and its terms, that Party will first provide the draft press release to the other Party for review and comment. A Party will not issue a press release regarding the existence of this Restated Agreement without the approval of the other Party, such approval not to be unreasonably withheld or delayed.

17.	Patents and Intellectual Property.

(a)	Nuvelo shall, as soon as practicable following the Allocation Date, but in no event later than 10 days after the Effective Date, file a patent application with the United States Patent & Trademark Office that claims all of the Deltagen Genes contained in the Nuvelo Patents (“Deltagen Patent”) and shall, as soon as practicable following the Effective Date, but no later than 15 days after the Effective Date, assign to Deltagen all its right, title and interest worldwide in and to the Deltagen Patent on a royalty-free basis. Deltagen shall be free, in its sole discretion, to prosecute or maintain such Deltagen Patent at Deltagen’s expense.

(b)	The generation of any inventions or discoveries by either of the Parties during the Term of this Restated Agreement relating to any of the information, materials or licenses granted herein is governed by the inventorship and ownership rules of United States patent law. Each Party shall execute, or cause to be executed, any and all documentation, assignments, declarations, applications or other instruments that are necessary to effect each Party’s respective ownership rights as set forth in this Restated Agreement.

18.	Assignment. This Restated Agreement may be assigned by either Party to any Third Party upon prior written notice to the other Party if and only if the assignee of this Restated Agreement expressly agrees to assume all of the obligations and liabilities of the assignor Party under this Restated Agreement. Any assignment or transfer of this Restated Agreement not in accordance with the terms and conditions of this Section 18 is null and void.

19.	Notices. Any notices required or permitted to be given hereunder shall be in writing in the English language and shall be delivered in person or by overnight courier service that requires signature upon receipt or sent by air mail, postage pre-paid, or facsimile (confirmed by a telephone conversation with the recipient) to the addresses set forth below. The Parties may change the address at which notice is given by giving notice to the other Party as herein provided. All notices shall be deemed effective upon receipt by the Party to whom it is addressed.

If to Nuvelo:

Nuvelo, Inc.

675 Almanor Avenue

Sunnyvale, CA 94085-3513

Attn: President and CEO

Copy to: Legal Department at same address

Fax (408) 524-8145

Phone (408) 215-4000

If to Deltagen:

Deltagen, Inc.

1031 Bing Street

San Carlos, CA 94070

Attn: Robert J. Driscoll, Esq.

Fax (650) 569-5316

Phone (650) 569-5168

20.	Term and Termination.

(a)	Unless earlier terminated as provided herein, the term of this Restated Agreement commences on the Effective Date and terminates upon the expiration of the last to expire of the Valid Claims covering a Nuvelo Gene or a Deltagen Gene.

(b)	Either Party has the right to terminate this Restated Agreement upon 90 days written notice to the other Party if the other Party (the “Breaching Party”) commits a material breach of any term of this Restated Agreement and fails to cure the breach within 90 days after receiving written notice thereof.

(c)	Sections 4, 5, 11 through 15, 17(b), 18, 19, 20(c), 21(a), and 21(c) through 21(i) survive any termination or expiration of this Restated Agreement for the period set forth in the applicable section, and if no period is specified, perpetually or the maximum amount of time permitted by applicable law. Upon termination of this Restated Agreement for material uncured breach, the licenses granted to each Party in accordance with Section 5 survive termination of this Restated Agreement in perpetuity or the maximum amount of time permitted by applicable law.

21.	Miscellaneous.

(a)	This Restated Agreement and its execution, validity and interpretation shall be interpreted in accordance with and governed in all respects in accordance with the laws of the State of California, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law. The Parties hereby consent to the exclusive personal jurisdiction and venue of the Superior Court of the County of Santa Clara in the State of California, or, as applicable, the United States District Court for the Northern District of California, for all matters arising under or in connection with this Restated Agreement.

(b)	Subject to entry of the Approval Order in the case of Deltagen, each Party to this Restated Agreement and each person executing this document on behalf of each Party to this Restated Agreement warrants and represents that he or she has the power and authority to execute and deliver this Restated Agreement.

(c)	All rights and licenses granted pursuant to this Restated Agreement are, for purposes of Section 365(n) of Title 11 of the United States Code or any foreign equivalents thereof (“Title 11”), license of rights to “intellectual property” as defined in Title 11. Each Party in its capacity as a licensor hereunder agrees that, in the event of the commencement of any bankruptcy proceedings (other than the Chapter 11 Case) by or against such Party under Title 11, the other Party, in its capacity as a licensee of rights under this Restated Agreement, shall retain and may fully exercise all of such licensed rights under this Restated Agreement (including the license granted hereunder) and all of its rights and elections under Title 11.

(d)	Neither Party shall by virtue of this Restated Agreement have any power to make on behalf of the other Party any statements, representations or commitments of any kind or to bind the other to any obligation nor shall this Restated Agreement create any relationship of agency, partnership or joint venture or any fiduciary relationship between the Parties.

(e)	Except as expressly provided in this Restated Agreement, the furnishing of information and materials to the other Party does not, and is not to be interpreted to, convey a grant of any right, title, interest, option or license to the other Party under any patent or other rights now or hereafter held by the furnishing Party.

(f)	The Parties acknowledge that they are entering into this Restated Agreement voluntarily and without reliance upon any representation of law or fact made by any Party not expressly stated in this Restated Agreement.

(g)	This Restated Agreement, and Exhibits A and B attached hereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous written and oral agreements and discussions, including without limitation any terms or conditions of the Collaboration Agreement not expressly restated in this Restated Agreement. This Restated Agreement may only be amended by an agreement in writing signed by the Parties.

(h)	Each Party has cooperated in the drafting and preparation of this Restated Agreement. In any construction to be made of this Restated Agreement, it shall not be construed against either Party.

(i)	In the event of any litigation relating to a breach of this Restated Agreement, the prevailing Party is entitled to recover its reasonable attorneys’ fees, expenses and costs.

(j)	This Restated Agreement may be executed in counterparts and copies may be used instead of originals. The executed counterparts shall be construed as and constitute one document.

IN WITNESS WHEREOF, the parties have caused the signatures of their duly authorized officers or responsible individuals to be hereunder affixed.

ACCEPTED BY:

DELTAGEN, INC.		NUVELO, INC.

By:	/s/ Dan Ratto	By:	/s/ Peter S. Garcia

Name:	Dan Ratto	Name:	Peter S. Garcia

Title:	CFO	Title:	Sr. VP & CFO

Signature Date:	1/28/04

Exhibit B

Embodiments and other Deliverables to Nuvelo

•	Methodologies describing (as and to the extent available):

•	Mouse feeding, maintenance and breeding practices
•	Mouse identification procedures
•	Genotyping methods
•	ß–Gal staining of histological sections

•	Informatics and DNA sequence data (as and to the extent available):
•	Summary data for phenotyped KO mice (spread sheets with comparative date from matched controls)
•	Sequence data on targeted mouse genes, primers etc., supporting documents

•	Reagents (as and to the extent available)

•	DNA constructs (plasmids etc.), primers etc.
•	ES cell lines and confirming assay results

•	Mice

•	Available mice
•	Copies of relevant health reports